DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                            FINANCIAL STATEMENTS

                              DECEMBER 31, 1996

                 (With Independent Auditors' Report Thereon)

                        Independent Auditors' Report
                        ----------------------------


To the Partners of Dolphin Limited Partnership:

We have audited the accompanying statement of assets and liabilities of Dolphin Limited Partnership (a Delaware Limited Partnership), including the schedule of investments, as of December 31, 1996, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dolphin Limited Partnership as of December 31, 1996, the results of its operations, its cash flows and the changes in partners' capital for the year then ended in conformity with generally accepted accounting principles.


                                        KPMG PEAT MARWICK LLP


March 20, 1997

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

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                     STATEMENT OF ASSETS AND LIABILITIES

                              DECEMBER 31, 1996



Assets:
Investments in securities, at fair value
 (cost $45,834,788) (Note 2)........................$ 46,916,379
Due from brokers (Note 3)...........................  11,233,410
Interest and dividends receivable...................      56,063
Other assets........................................      27,079
Organizational costs, net of accumulated
 amortization of $9,167.............................      55,833
                                                     -----------
      Total assets..................................$ 58,288,764
                                                     ===========
Liabilities:
Securities sold, not yet purchased,
 at fair value (proceeds $12,186,594) (Note 2)......$ 12,769,117
Due to brokers (Note 3).............................   7,940,100
Interest and dividends payable......................      64,854
Due to management company...........................      29,731
Accrued expense.....................................      55,697
                                                     -----------
     Total liabilities..............................  20,859,499
                                                     -----------

Partners' Capital:
 General partner's capital..........................     982,547
 Limited partners' capital..........................  36,446,718
                                                     -----------
      Total partners' capital.......................  37,429,265
                                                     -----------
      Total liabilities and partners' capital.......$ 58,288,764
                                                     ===========


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             See accompanying notes to financial statements.

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

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                           STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1996




Income:
 Interest...........................................$   403,385
 Dividends..........................................    507,809
 Net realized gains (Note 5)........................  5,280,370
 Net change in unrealized losses....................   (135,733)
 Commission rebates (Note 4)........................    212,600
                                                     ----------
      Total income..................................  6,268,431
                                                     ----------
Expenses:
 Interest...........................................    125,990
 Dividends..........................................    124,916
 Management fees (Note 1)...........................    326,788
 Reimbursable management company investment and
  other expenses (Note 4)...........................    212,600
 Professional fees and other expenses...............     59,907
 Amortization of organizational costs...............      9,167
                                                     ----------
      Total expenses................................    859,368
                                                     ----------
Net income..........................................$ 5,409,063
                                                     ==========


----------------------------------------------------------------------
            See accompanying notes to financial statements.

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                  STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                    FOR THE YEAR ENDED DECEMBER 31, 1996




                                                       TOTAL
                             GENERAL     LIMITED      PARTNERS'
                             PARTNER     PARTNERS      CAPITAL
                            --------    -----------  -----------

Balance, December 31, 1995..$107,938    $10,745,664  $10,853,602

Capital contributions....... 212,265     20,954,335   21,166,600

Allocation of net income:
 Pro-rata...................  54,082      5,354,981    5,409,063
 Incentive allocation....... 608,262       (608,262)      -
                             -------     ----------   ----------
Balance, December 31, 1996..$982,547    $36,446,718  $37,429,265
                             =======     ==========   ==========


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               See accompanying notes to financial statements.

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

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                           STATEMENT OF CASH FLOWS

                    FOR THE YEAR ENDED DECEMBER 31, 1996


Cash flows from operating activities:
 Net income........................................$  5,409,063
 Adjustments to reconcile net income to net cash
  used in operating activities:
 Net change in unrealized losses...................     135,733
 Amortization of organization costs................       9,167
   Changes in operating assets and liabilities:
   Securities owned................................ (26,962,682)
   Due from broker.................................  (2,423,838)
   Interest and dividends receivable...............     (27,781)
   Other assets....................................     (27,079)
   Organizational costs............................     (65,000)
   Securities sold, not yet purchased..............   1,487,393
   Due to broker...................................   1,178,740
   Dividend payable................................      27,955
   Accrued expenses................................      61,998
   Due to management company.......................      29,731
                                                    -----------
     Net cash used in operating activities......... (21,166,600)
                                                    -----------

Cash flows from financing activities:
 Contributions received............................  21,166,600
                                                    -----------
Net change in cash.................................     -0-
Cash at beginning of year..........................     -0-
                                                    -----------
Cash at year end...................................$    -0-
                                                    ===========


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               See accompanying notes to financial statements.

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


                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                        Notes to Financial Statements

                              December 31, 1996

-----------------------------------------------------------------------
Note 1.     ORGANIZATION

            Dolphin Limited Partnership ("the Partnership") was formed as a Delaware limited partnership on June 16, 1994 and was initially capitalized on December 16, 1994. The purpose of the Partnership is to realize total appreciation principally by investing in relatively "market neutral" strategies such as risk arbitrage (an investment approach designed to profit from the successful completion of proposed mergers, takeovers, tender offers, leveraged buyouts, recapitalizations and spin-offs), convertible arbitrage (a strategy principally designed to capitalize on discrepancies in the pricing of convertible securities and their underlying common stock or stock equivalent) and, distressed credit reorganizations, bankruptcies and liquidations.
            Partnership income is allocated to the partners proportionately with their respective capital accounts at the time of each such allocation.
            The partners entered into an Amended and Restated Agreement of Dolphin Limited Partnership as of April 1, 1996 (the "Agreement"). The Agreement provides for, among other things, (i) the payment of a quarterly fee of 0.3125% (1.25% on an annualized basis) of each limited partner's beginning capital account for the quarter to Dolphin Management Company L.L.C. ("Management Company"), a Delaware limited liability company, for administrative expenses of the Partnership borne by the Management Company and for certain management services provided to the Partnership by the Management Company; (ii) an incentive allocation to the general partner which would equal 20% of the excess of the net capital appreciation allocated to a limited partner's capital account for such year over a specified hurdle rate, as defined, and (iii) a change in the dissolution date of the Partnership from December 31, 2010 to December 31, 2007. The original partnership agreement does not provide for the payment of fees for management services or an incentive allocation.
            In March 1996, Dolphin Associates L.L.C., a Delaware limited liability company, became the general partner as the successor by merger to the former general partner, Dolphin Associates, Inc. As of December 31, 1996, the general partner and the Management Company were both indirect, wholly-owned subsidiaries of Geneve Corporation. As of January 1, 1997, the general partner and management company were purchased by the management of the general partner.

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                        Notes to Financial Statements

----------------------------------------------------------------------

Note 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            A.    Basis of Presentation

            The financial statements were prepared on the basis of generally accepted accounting principles.
            The preparation of financial statements in conformity with generally accepted accounting principles requires the general partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
            Net investment income of the Partnership for the period ending December 31, 1996 was $264,426.

            B.    Investments

            Investments in securities owned (primarily equities, equity options and other derivative financial instruments) and securities sold, not yet purchased are recorded on a trade date basis and are carried at fair value in the statement of assets and liabilities. Fair value is generally determined as follows: securities traded on a securities exchange are valued at the last reported sales price on the largest securities exchange that such security traded on the day of valuation; other securities traded in the over-the-counter market or listed securities for which no sale was reported on that date are valued at the last quoted bid price for securities owned or the last quoted asked price for securities sold, not yet purchased unless included in the NASDAQ National Market System, in which case they are valued based upon their last sales prices (if such prices are available); provided, that, if the last sales price of a security does not fall between the last bid and asked price on such date, then the security is valued at the mean between the last bid and asked price. Securities for which no such market prices are available are valued as the general partner may reasonably determine.
            Unrealized gains or losses from changes in the fair value of open transactions are credited or charged, as appropriate, directly to operations. Realized gains or losses from closed transactions (including the expiration of unexercised options) are determined on the basis of specific

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                        Notes to Financial Statements

------------------------------------------------------------------------

Note 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            B.    Investments

      identification and are reflected in the statement of operations.
            Other derivative financial instruments, primarily readily marketable currency forward contracts, are used to hedge the currency exposure underlying securities traded in foreign markets. Significant changes in the fair value of open contracts may require adjustments to applicable margin requirements.
            Securities sold, not yet purchased, represent obligations to replace borrowed securities that were sold and include premiums received from options sold or written. The Partnership's risk with respect to borrowed securities is an increase in the fair value in excess of the consideration received, but that risk may be mitigated as a result of relationships to certain securities owned. While the transaction is open, the Partnership will incur an expense for any accrued dividends or interest payable to the lender of the securities.
            A condensed schedule of investments in securities owned and securities sold, not yet purchased, showing separately each investment greater than 5.0% of net assets.

            C.    Interest and Dividends

            Dividend income (expense) is recognized on the ex-dividend date and interest income (expense) is recognized on an accrual basis.

            D.    Income Taxes

            No provision for federal, state or local income taxes has been made because the Partnership qualifies for the tax treatment applicable to partnerships whereby all income will be allocated to the individual partners for inclusion in their respective tax returns.

            E.    Organization Costs

            Organization costs are being amortized on a straight-line basis over 60 months.

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                        Notes to Financial Statements

-----------------------------------------------------------------------

Note 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            F.    Statement of Cash Flows

            The Partnership considers all investments to be operating assets for statement of cash flow purposes.

Note 3.     Due from and Due to Brokers

            The amount due from brokers primarily represents receivables for funds held by securities brokers which result from proceeds of short sales, amounts transferred to the brokers to serve as deposits, amounts which have not yet been invested and proceeds from realized securities transactions. These funds are essentially restricted to the extent that they serve as collateral against short sales. It is the Partnership's policy to continuously monitor the credit standing of the brokers with whom it conducts business.
            The amount due to brokers represents obligations for unsettled trades and margin borrowings which are collateralized by the Partnership's marketable securities, whose market values substantially exceed the amount borrowed.

Note 4.     Commission Rebates from Brokers; Related Parties
            Transactions

            In accordance with the Agreement, to the extent the Partnership received rebates from brokers based on commissions generated, the Partnership used such amounts to reimburse the Management Company for expenses such as quotation equipment and services, news and information services, compensation of research analysts and certain other expenses incurred by the Management Company on behalf of the Partnership.

Note 5.     Net Realized Gains on Investments

            The components of net realized gains on investments for the year ended December 31, 1996 are summarized as follows:

      Common stocks..................................$ 4,160,179
      Equity options.................................    849,901
      Preferred stocks...............................    183,903
      Forward contracts..............................     86,677
                                                      ----------
                                                     $ 5,280,370
                                                      ==========

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

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                           SCHEDULE OF INVESTMENTS

                              DECEMBER 31, 1996

------------------------------------------------------------------------

                                                      Market
                                         Position     Value
                                        ---------   ----------
Convertible Preferred Stocks: (6.28%)
  Arcadian Partners 9.5%                   96,500  $ 2,352,188

Common Stock - Long: (119.00%)

United States: (117.19%)

Financial Services: (22.44%)
  Boatmen's Bancshares                     35,000    2,257,500
  Standard Federal Bancorp                 45,000    2,559,375
  Other                                              3,581,238

Communications & Technology: (16.40%)
  MCI Communications                       50,000    1,690,625
  Other                                              4,446,483

Drug & Hospital Supplies: (20.37%)
  Eckerd Corp.                             60,058    1,921,856
  Other                                              5,702,288

Transportation: (17.11%)
  Conrail                                  41,712    4,155,558
  Flight Safety International              45,000    2,250,000

Consumer Goods: (18.69%)
  Duracell International                   30,000    2,108,580
  Other                                              4,887,376

Manufacturing: (8.78%)                               3,288,100

Utilities: (3.55%)                                   1,328,658

Retail Stores: (9.85%)
  Vonsco Inc.                              40,000    2,395,000
  Other                                            $ 1,291,875


                                                       (Continued)
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               See accompanying notes to financial statements.

                         DOLPHIN LIMITED PARTNERSHIP
                      (A Delaware Limited Partnership)

                          SCHEDULE OF INVESTMENTS
                                 (Continued)

                             DECEMBER 31, 1996

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                                                       Market
                                        Position       Value
                                        ---------   -----------
Canada: (1.81%)
  Pacific Forest Products                 51,500   $    676,710

Options - Long: (.06%)                                   22,969

Common Stock - Short: (-30.10%)

Financial Services: (-.01%)                              (3,657)

Communications & Technology: (-6.67%)
  British Telecomm PLC                  (270,000)    (1,804,518)
  Other                                              (1,441,614)

Drug & Hospital Supplies: (-5.88%)                   (2,005,987)

Consumer Goods: (-9.84%)
  Gillette Company                       (27,120)    (2,108,580)
  Other                                              (1,250,188)

Manufacturing: (-.73%)                                 (272,500)

Utilities: (-1.38%)                                    (516,188)

Retail Stores: (-4.98%)                              (1,863,075)

Options - Short: (-4.01%)                            (1,502,810)
                                                     ----------
         Total                                      $34,147,262
                                                     ==========


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               See accompanying notes to financial statements.

                                  - 12 -